UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

38 Corporate Circle,
Albany, New York 12203
(Address of principal executive offices)

(518) 452-1242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

          On November 27, 2012, Trans World Entertainment Corporation, Wells Fargo Bank, National Association (the “Administrative Agent”) and certain other parties to the Amended and Restated Credit Agreement, dated April 15, 2010, entered into a Consent pursuant to which the Administrative Agent and certain required lenders agreed to consent to the use of a portion of the proceeds received from the sale of real property owned by Record Town, Inc. to pay a special cash dividend. A copy of the Consent is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

          On November 27, 2012, Record Town, Inc., a New York corporation and wholly-owned subsidiary of Trans World Entertainment Corporation completed the sale to 501 Collins Owner, LLC of real property owned by Record Town, Inc. in Miami, Florida. Record Town, Inc. received approximately $30.0 million in cash at closing as consideration.

Item 8.01	Other Events.

          On November 27, 2012, our board of directors declared a special cash dividend of $0.47 per common share, payable Wednesday, December 26, 2012, to shareholders of record at the close of business on Monday, December 10, 2012. The ex-dividend date will be December 6, 2012. A copy of our news release is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

10.1

Consent dated November 27, 2012, pursuant to Amended and Restated Credit Agreement, dated as of April 15, 2010 by and between Trans World Entertainment Corporation and Wells Fargo Bank, National Association.

99.1	Trans World Entertainment Corporation Press Release dated November 28, 2012.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2012	TRANS WORLD ENTERTAINMENT CORPORATION

	By:	/s/ John Anderson

Name: John Anderson
Title: Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Consent dated November 27, 2012, pursuant to Amended and Restated Credit Agreement, dated as of April 15, 2010 by and between Trans World Entertainment Corporation and Wells Fargo Bank, National Association.

99.1	Trans World Entertainment Corporation Press Release dated November 28, 2012.